Exhibit 99.1

CONTACT:                                     Michael Shapiro
                                                         Senior Vice President
                                                         Chief Financial Officer
                                                         (732) 294-2270

FOR IMMEDIATE RELEASE

FOODARAMA GOING PRIVATE TRANSACTION CHALLENGED BY
SHAREHOLDER; COURT DENIES INJUNCTION

Freehold, N.J., July 12, 2006 - Foodarama Supermarkets, Inc. (ASE-FSM) (the "Company" or "Foodarama") today announced that the Superior Court of New Jersey, Monmouth County has denied a shareholder's attempt to obtain a preliminary injunction to restrain the Company's proposed going private transaction. The court's ruling was delivered in open court yesterday afternoon immediately after oral arguments that followed the early morning filing of the shareholder challenge. In his complaint, the plaintiff shareholder alleges, among other things, that the consideration to be paid to shareholders in the going private transaction is inadequate, the share exchange which has been proposed in connection with the transaction is prohibited by New Jersey law and that the defendants have violated their fiduciary duties to the Company's shareholders and made material misrepresentations with respect to the proposed transaction. In addition to the preliminary injunctive relief which was denied, the plaintiff seeks, among other things, class certification, rescission and rescissory damages if the transaction proceeds and unspecified damages and costs. Defendants in the suit include Foodarama, its directors, the members of the purchaser group and Saker Holdings Corp., the corporation formed by the purchaser group to pursue the going private transaction.

The misrepresentations and omissions alleged in the complaint include allegedly misleading disclosure related to:

o the true value and future prospects of the Company and its common stock;

o the principal purpose of the going private transaction, which plaintiffs allege is to bestow upon the purchaser group the benefits flowing from the full ownership of the Company's operations and assets, rather than avoiding the burdens of being a public company;

o the conditions to the going private transaction, which the plaintiff alleges are not bona fide;

o the legality of the proposed share exchange under New Jersey law;

o the Company's membership in and obligations to Wakefern Food Corp.; and

o the discussions between the Special Committee and a potential alternative bidder for the Company.

The Company believes that the plaintiff's allegations are without merit and that accurate and complete disclosure has been made with respect to the proposed transaction. The Company


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vigorously opposed the plaintiff's claims during yesterday's proceedings and it intends to do so in any future proceedings.

A Special Committee consisting of three independent directors of Foodarama has recommended that the Company's shareholders tender their shares to Saker Holdings Corp. in connection with the going private transaction, and William Blair & Company, L.L.C., an independent investment banking firm engaged by the Special Committee to assist it in evaluating the going private proposal, has rendered an opinion that the consideration to be paid in the going private transaction is fair, from a financial point of view, to the shareholders of the Company unaffiliated with the purchaser group. The $53 per share offer price proposed to be paid to the Company's shareholders in the going private transaction represents a 43% premium over the closing price of $37 per share on December 1, 2005, the day preceding the date the going private proposal was initially announced, and a 38% premium over the average trading price for the 30 days prior to the announcement. In addition, the $53 per share offer price represents a $1.00 per share premium to the price at which the holder of approximately 12% of the Company's outstanding common stock indicated in a
Schedule 13D filed with the SEC that he was willing to support a going private transaction.

The complete terms and conditions of the going private transaction are set forth in an offer to purchase, letter of transmittal, proxy statement/prospectus and other related materials that have been filed with the Securities and Exchange Commission and distributed to Foodarama shareholders. This press release is not a substitute for such filings.

Investors are urged to read such documents, together with the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Foodarama because they contain important information. All such documents are available, free of charge, at the SEC's website (www.sec.gov) or by contacting the information agent for the transaction, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 or calling (212) 929-5500 (Call Collect) or
(800) 322-2885 (Call Toll-Free).

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF FOODARAMA.

The Company operates a chain of 26 supermarkets located in Central New Jersey, as well as two liquor stores and one garden center, all licensed as ShopRite. The Company also operates a central food processing facility to supply its stores with certain meat products, various prepared salads, prepared foods and other items, and a central baking facility which supplies its stores with bakery products. The Company is a member of Wakefern Food Corporation, the largest retailer-owned food cooperative warehouse in the United States and owner of the ShopRite name.

This press release includes forward-looking statements within the meaning of federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the conditions to any proposed transaction, general economic conditions and other factors that may be identified in filings made with the SEC by the Company or the purchaser group.

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Certain information included in this press release and other Company filings
(collectively, the "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from expected results.
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